WASATCH WEB ADVISORS, INC. ANNOUNCES CLOSING OF ACQUISITION OF RASER
                     TECHNOLOGIES, INC.

  Salt Lake City, Utah - October 14, 2003 -  Wasatch Web Advisors,
  Inc. ("Wasatch Web" or the "Company") (OTCBB: WWEB) announced the closing of the acquisition of all of the outstanding securities of Raser Technologies, Inc. ("Raser"), and changed its name to "Raser Technologies, Inc." on October 14, 2003. Terms of the Agreement and Plan of Reorganization provided for Wasatch Web to issue 42,457,286 post-split shares of its common stock and 300,000 shares of its newly-authorized class of preferred stock to the stockholders of Raser for all
  of the outstanding common and preferred stock of Raser.   At the
  Closing, Wasatch Web acquired the shares of all of the stockholders of Raser.

  Prior to closing, Wasatch Web completed a two for one forward split of its outstanding common stock, and cancelled an aggregate of 75,000 shares of common stock held by certain principal stockholders of Wasatch Web, so that 2,298,714 post-split shares of the outstanding common stock of Wasatch Web remained outstanding immediately prior to the closing.

  The following persons were designated as officers and directors of the Company:

  Kraig Higginson, President and Director.  Mr. Higginson founded
  American Telemedia Network, Inc., a publicly-traded corporation that developed a nationwide satellite network of data and audio-visual programming. He served as President and Chief Executive Officer of Telemedia Network from 1984 through 1988. From 1988 through 2002, Mr. Higginson worked as a business consultant through Lighthouse Associates, an entity that he controls.

  R. Thomas Bailey, Treasurer and Director. Mr. Bailey has more than 30 years' experience within the accounting industry, most recently has a principal of Bailey Accounting, an accounting firm located in Provo, Utah. Clients of Mr. Bailey's firm include corporations, partnerships and limited liability companies within the manufacturing, legal, investment, services and other industries.

  James E. Morton, Secretary and Director.  Mr. Morton received his
  J.D. degree from the McGeorge School of Law, University of the Pacific in 1982, and was admitted to the Utah State Bar that same year. He has been practicing law in Salt Lake City since his admission to the bar. Mr. Morton has served as a member of the Panel of Arbitrators for the American Arbitration Association and was a member of the Board of Commissioners of the Utah State Bar in 1990 and 1991. He is also a member of the Association of Trial Lawyers in American and the Utah Trial Lawyers Association.

  David W. West, Vice President and Director. Mr. West was the owner and President of Utah Film and Video for 16 years. He sold Utah Film and Video in June, 2003, when he joined Raser.

  Fred Wenninger, Director.  Mr. Wenninger was the President and
  Chief Executive Officer of Iomega Corporation from 1989 to 1993. Prior to that, from 1986 to 1989, he served as President of Bendix/King, an avionics subsidiary (now a division) of Allied Signal Corporation. Mr. Wenninger was the Chief Executive Officer, President and a director of Key Tronic Corporation from 1995 through 1997.

  Raser is a development stage company that owns the Symetron electric motor technology, which is believed to provide greater efficiency at high power than existing technologies, while dramatically reducing manufacturing costs and providing enhanced performance.
  Raser's business plan calls for it to license its technology to electric motor manufacturers.

  Substantial risk factors, including an auditor's "going concern" opinion, affecting Raser's planned operations are discussed in the Company's 8-K Current Report, which was filed with the Securities and Exchange Commission on the date of this Press Release. Additional material information about the acquisition, as well as Raser's business, management and present financial condition, may be also found in the 8-K Current Report.

  Wasatch Web Advisors, Inc.
  Contact: James P. Doolin, President
  Telephone:  (310) 795-0252

  Raser Technologies, Inc.
  Contact: Kraig Higginson, President
  Telephone:  (801) 765-1200